EXHIBIT 99.2

HELEN OF TROY, LTD.

Moderator: Robert Spear

HELEN OF TROY, LTD.

Moderator: Robert Spear

January 9, 2008

10:00 a.m. CT

Operator:  Good morning and welcome ladies and gentlemen to the Helen of Troy third quarter earnings conference call for fiscal 2008.  At this time, I’d like to inform you that all participants are in a listen-only mode.  At the request of the company, we will open the conference up for questions and answers after the presentation.

Our speakers for this morning’s conference call are Gerald Rubin, Chairman, Chief Executive Officer and President; Thomas Benson, Senior Vice President and Chief Financial Officer; and Robert Spear, Senior Vice President and Chief Information Officer.

I will now turn the conference over to Robert Spear.  Please go ahead, sir.

Robert Spear:  Good morning everyone and welcome to Helen of Troy’s third quarter earnings conference call for fiscal year 2008.

The agenda for this morning’s conference call will be as follows, we’ll have a brief forward-looking statement, a review followed by Mr. Rubin who will discuss our third quarter earnings release and related results of operation for Helen of Troy, followed by a financial review of our income statement and balance sheet for the quarter by Tom Benson, our Chief Financial Officer.  And finally, we’ll open it up for questions and answers for those of you with any further questions.

First the Safe Harbor statement.  This conference call may contain certain forward-looking statements that are based on management’s current expectations with respect to future events or financial performance.  The number of risks or uncertainties could cause actual results to differ materially from historically or anticipated results.  Generally the words anticipates, believes, expects and other similar words identify forward-looking statements.

The company cautions listeners to not place undue reliance on forward-looking statements, forward-looking statements are subject to risks that could cause such statements to differ materially from actual results.  Factors that could cause actual results to differ from those anticipated are described in the company’s Form 10-K filed with the Securities and Exchange Commission for the third quarter fiscal year 2008 ended November 30, 2007.

Before I turn the conference call over to our Chairman, Mr. Rubin, I would like to inform all interested parties that a copy of today’s earnings release has been posted to our Web site at www.hotus.com.  The release can be accessed by selecting the investor relations on the home page, and then the news tab.

I will now turn the conference over to Mr. Gerald Rubin, Chairman, CEO and President of Helen of Troy.

Gerald Rubin:  Good morning everyone and welcome to our third quarter conference call.

Helen of Troy today reported sales and net earnings for the third quarter which ended November 30th, 2007.  Third quarter sales were 210,348,000, versus sales of 213,437,000 in the same period of the prior year, a decline of 1.4 percent.  Third quarter net earnings were 22,842,000, or 73 cents per fully diluted share, compared to 22,813,000, or 72 cents per fully diluted share for the same period a year earlier.

Sales for the nine months ended November 30th, 2007 increased three and a half percent to $508 million, versus 491 million for the previous year.  Net earnings for the first nine months of this year were 51,212,000, or $1.60 per fully diluted share, versus 40,366,000, or $1.28 per fully diluted share in the same period last year.

Excluding these third quarter items, net earnings for the quarter were $25,480,000, or 81 cents per fully diluted share, versus net earnings of 22,372,000, or 70 cents per fully diluted share in the previous year, an increase in earnings per share of 15.7 percent.  Net earnings for the nine months ending November 30th, 2007 include an after tax benefit for the second quarter of 7,950,000, or 25 cents per fully diluted share relating to our Hong Kong IRD tax settlement.

Net earnings for the nine months ending November 30th, 2006 include an after tax benefit of 192,000, or one penny per fully diluted share related to a previous Hong Kong IRD settlement and an after tax gain on the sale of land of 279,000, or a penny per fully diluted share.

Excluding all of these items and the third quarter items referred to previously, net earnings for the nine months ending November 30th, 2007 were $45,900,000, or $1.44 per fully diluted share, compared to 39,454,000, or $1.25 per fully diluted share integration the prior year, an increase of earnings per share of 15.2.  I’d like to point out that everybody should look at the $1.44 without the extraordinary items versus the $1.25, which gave us a 15 percent increase.

For the third quarter, sales in our Housewares segment increased 19 percent to $47 million, compared with 39,700,000 for the same period last year.  Net sales in the Housewares segment for the nine-month period ending November 30th, 2007 increased 19 percent to 120 million, compared with 101 million for the same period last year.  Net sales in the personal care segment for the third quarter decreased 6.2 percent to 163 million, compared with 174 million for the same period last year.

Net sales in the personal care segment for the nine-month period decreased .4 percent to $388 million compared with 390 million for the same period last year.

As you can see, our Housewares segment had excellent sales and operating results for the quarter.  Our OXO line of products continues to be a very strong leader in its category of products.  Our personal care segment is facing a challenging sales environment, which we anticipate will continue at least through the first half of the calendar year.

As we reported previously, we acquired the Belson business during the last quarter, the existing cost of goods structured produced gross margins that are less than similar products in our existing professional product division.  We are in the process of shifting the Belson sourcing to our current suppliers, which we expect to provide margin improvement opportunities sometime in fiscal 2009.

As of November 30th, 2007, Helen of Troy’s balance sheet remained strong with stockholder equity of $563 million, an increase of $47 million, or 9.2 percent from the comparable period last year.  Our current book value per outstanding share is $18.33.

Our cash position as of November 30th, 2007 was $87 million, versus cash of 59 million, an increase of 28, or 48 percent.  Today our cash position is in excess of over $100 million.

Inventory at November 30th, 2007 was 146.4 million, versus 146.2 million for the same period in the prior year, while total sales year-to-date have increased 3.5 percent.

Based on our sales results for the quarter, we are revising our sales forecasts for the fiscal 2008 year ending February 28th, 2008 to be sales in the range of 645 to 655 million, versus our previous forecast of sales in the range of 660 to 680 million.  We are also revising our net earning guidance to $1.85 to $1.95 per fully diluted share from previous guidance of $1.90 to 2.10 per fully diluted share.  Without the extraordinary items, we are projecting $1.70 to $1.80 for this fiscal year versus $1.58, which we reported last year.

We expect the retain environment to continue to be challenging, however we will continue to execute our strategic initiatives with renewed effort and dedication as we complete this year and formulate our plans for the coming year.  There’s a lot of financials that you - that you all would like to hear about, and I’d now like to turn over the teleconference to Tom Benson, our CFO, to give you the financial highlights.

Thomas Benson:  Thank you, Gerry, and good morning everyone.  We faced difficult domestic retail environment in the third quarter where many of our retail partners face slowing same store sales trends and reduce the amount of inventory in their pipelines contributing to lower overall sales for the quarter.

Our Housewares in international businesses continue to grow, growth profit margins improved slightly year over year, excluding the Belson acquisition, and selling, general and administrative expense as a percentage of sales continued to decrease year over year.  We sold land resulting in a pre-tax gain of 3.6 million.  We recorded pre-tax impairment charges totaling five million, representing the carrying value of our Epil-Stop and Time-Block brands, which we’ll discuss in further detail shortly.

Third quarter net sales decreased 1.4 percent year over year.  This includes 10.5 million of sales from the newly acquired Belson business.  Net sales for the third quarter of fiscal 2008 were 210.3 million, compared to 213.4 million the prior year quarter.  This represents a $3.1 million decrease, or 1.4 percent decrease.

Our third quarter operating income increased by .7 percent in dollar terms year over year.  Operating income in the third quarter of fiscal 2008 was 29.3 million, which is 13.9 percent of net sales, compared to 29.1 million, or 13.6 percent of net sales in the prior year quarter.  This represents an increase of $200,000, or .7 percent.

Before the impairment charges in the gain on the sale of land, third quarter operating income increased 5.4 percent in dollar terms year over year.  Operating income before impairment and gain was 30.7 million in the third quarter of fiscal 2008, which is 14.6 percent of sales, compared to 29.1 million or 13.6 percent of sales in the prior year quarter.  This is an increase of 1.6 million, or 5.4 percent.

Third quarter net earnings increased .1 percent in dollar terms year over year, net earnings for the third quarter of fiscal 2008 were 22.8 million, or 10.9 percent of net sales, compared to 22.8 million, or 10.7 percent of net sales in the prior year quarter, this was a $29,000 increase.

In - excluding the after tax impacts of the impairment charges and gain on sale of land this quarter, and gain on a litigation settlement in the same quarter last year, net earnings increased by 13.9 percent.  Net earnings before impairment and gain in the third quarter of fiscal 2008 were 22.5 million, which is 12.1 percent of sales, compared to 22.4 million without the litigation settlement in the prior year quarter.  This is 10 point - in the prior year quarter, it was 10.5 percent of sales, this is an increase of $3.1 million, or 13.9 percent.

Oh, I’m sorry, the net earnings before impairment and gain in the third quarter fiscal 2008 was 25.5 million, 12.1 percent.  I had said 22.5.

The third quarter diluted earnings per share was 73 cents in the third quarter fiscal 2008, compared to 72 cents in the prior year quarter.  This represents an increase of one cent, or 1.4 percent.  Excluding the after tax impacts of the impairment charges in the gain on the sale of land this quarter, and the gain on the litigation settlement in the - in the same quarter last year, diluted earnings per share increased 15.7 percent.

Diluted earnings per share would have been 81 cents in the third quarter of fiscal 2008, compared to 70 cents in the prior year quarter, an increase of 11 cents, or 15.7 percent.

Now I provide a more detailed review of various components of our financial performance.  Our personal care segment includes the following product lines — appliances; products in this group include hair dryers, curling irons, thermal brushes, hair straighteners, massager, (spar) products, foot baths and electric clippers and trimmers.  Key brands in this category include Revlon, Vidal Sassoon, Bed Head, Gold ‘N Hot, Sunbeam, Dr. Scholl’s, Hot Tools, Wigo and Health o meter.

Grooming, skin care and hair products are included in the personal care segment.  Products in this line include liquid hair styling products, men’s fragrances, men’s deodorant, foot powder, body powder and skin care products.  Key brands include Brut, Sea Breeze, SkinMilk, Ammens, Vitalis, Condition 3-in-1, Final Net and Vitapointe.

Brushes and accessories are also included in the personal care segment, key brands include Revlon, Vidal Sassoon, Bed Head and Karina.

Personal care net sales were 163 million in the third quarter fiscal 2008, compared to 173.7 million in the third quarter of the prior year.  This represents a decrease of 10.7 million, or 6.2 percent.

Third quarter net sales were down in all three product categories year over year.  The Belson business, which we acquired effective May 1st, 2007 contributed 10.5 million of net sales for the quarter.

The decrease in personal care net sales compared to same quarter last year was due to a difficult domestic retail environment, a reduction in the amount of inventory held by certain key retail partners, a decrease in sales in our grooming and wellness appliance categories, expanded product line offerings by certain competitors, and a move by certain professional customers to replace branded merchandise with private label.

Our Housewares segment consists of the OXO business.  OXO is a leader in providing innovative consumer product tools in a variety of areas, including kitchen, cleaning, barbecue, barware, garden, automotive, storage and organization.  Brands that we sell include OXO Good Grips, OXO (Steel), OXO (Softworks) and Candela.  The Housewares segment net sales were 47.4 million in the third quarter of fiscal 2008, compared to 39.7 million in the third quarter of the prior year.  This is an increase of $7.7 million, or 19.3 percent.

The sales increase resulted from a continuing trend of product mix expansion and geographic expansion in the United Kingdom and Japan.  The company’s gross profit for the third quarter was 90.1 million, which is 42.8 percent of net sales in the third quarter of fiscal 2008, compared to 91.5 million, or 42.9 percent of sales in the prior year quarter.  This represents a dollar decrease, or 1.4 million, and percentage terms it’s 1.5 percent of the dollars.  The gross profit margin declined .1 percentage point year over year.

We continue to experience product sourcing cost pressures due to raw material price increases, changes in exchange rates and labor cost increases.  Despite these pressures, gross profit margin, excluding the Belson acquisition improved 50 basis points compared to the same quarter last year.  To compensate for rising costs, we’re implementing selling price increases when possible, introducing new products, sourcing from alternative suppliers, and focusing on our internal costs.

For the third quarter, selling, general and administrative expense was 59.4 million, which is 28.2 percent of net sales, compared to 62.4 million, or 29.2 percent of net sales the prior year quarter.  This represents a dollar decrease of three million, which is a 4.8 percent decrease in dollar terms, and is a one percentage point increase year over year.  All right, I’m sorry, one percentage point decrease year over year.

The decrease in SG&A expense as a percentage of sales is mostly due to an improved distribution cost structure, outbound freight cost improvements, and lower information technology sourcing costs, partially offset by higher advertising and personnel expenses.

In the fourth quarter of - in the fourth quarter of fiscal 2007, we commenced our re-introduction of the newly formulated Epil-Stop product line.  In response to unsatisfactory consumer sales and the discontinuance of the Epil-Stop line by certain retailers, we conducted a strategic review of the Epil-Stop trademark in the third quarter of fiscal 2008.  We also evaluated the potential of our Time-Block brand in light of our recent experience with Epil-Stop.

From these reviews, we concluded that the future undiscounted cash flows associated with these trademarks were insufficient to recover their current values.  Accordingly we - in - we recorded a non-cash pre-tax impairment charge - charges totaling 4,983,000, representing the carrying value of these trademarks.

We also sold 16.5 acres of raw land adjacent to our El Paso, Texas office and distribution center, the sale resulted in a pre-tax gain of 3.6 million.

Interest expense for the third quarter was 3.6 million, which is 1.7 percent of net sales, compared to 4.5 million, or 2.1 percent of net sales in the prior year quarter.  The decrease in interest expense is due to lower amounts of debt outstanding in the third quarter of fiscal 2008 compared to the third quarter of fiscal 2007.

Income tax expense for the third quarter was 3.6 million, compared to 2.7 million in the third quarter of the prior year.

Third quarter income tax expense was 13.6 percent of pre-tax earnings, compared to 10.5 percent in the same quarter last year.  The effective tax rate for the current quarter was impacted by the impairment charges and the gain on the sale of land.  Excluding these items, the tax expense is 8.4 percent of pre-tax earnings.  The year-over-year decrease in tax expense is due to shifts in the mix of taxable income earned between the various high tax rate and low tax rate jurisdictions in which we conduct our business.

I will now discuss our financial position.  Our cash and temporary investment balance was 87.1 million at November 30th, 2007, and we have had no borrowings in our 50 million revolving line of credit.  Accounts receivable were 162.7 million at November 30th, 2007, compared to 168.4 million at November 2006 on sales of the third quarter of the current year that were 3.1 million lower than the same period last year.

Accounts receivable turnover improved to 76.2 days at November 30th, 2007 from 78.5 days at November 30th, 2006.

Inventories at November 30th, 2007 were 146.4 million, an increase of 258,000 from November 30th, 2006.  Inventory turnover improved to 2.4 times at November 30th, 2007, compared to two times at November 30th, 2006.

Shareholders equity increased 47.2 million to 562.9 million at November 30th, 2007, compared to November 30th, 2006.

I’ll now turn it over to Gerry for additional comments and questions.

Gerald Rubin:  Thank you, Tom.  I’d like now to turn over the conference for questions, operator.

Operator:  The question-and-answer session will begin now.  If you’re using a speakerphone, please pick up the handset before pressing any numbers.  Should you have a question, press star one on your touch-tone phone.  Should you wish to withdraw your question, please press star two.  Your question will be taken in the order it is received.  Please stand by for your first question.

Our first question comes from Kathy Reed with Stanford Financial.  Please state your question.

Kathy Reed:  Hi, good morning.  First can you just clarify your revised earnings guidance?  The $1.70 to $1.80, does that include or exclude the 24-cent gain from the Hong Kong tax settlement that you booked in your 2Q?

Thomas Benson:  The $1.70 to $1.80 excludes the Hong Kong tax settlement, it excludes the gain on the sale of the land, and it excludes the impairment.

Kathy Reed:  So it - that’s a clean number, that excludes everything?

Thomas Benson:  Yes.

Kathy Reed:  Your previous $1.90 to 2.10 guidance though, I did not think that included - I thought that included the 24-cent gain?

Thomas Benson:  The $1.90 to 2.10 did include the 24 cents gain.

Kathy Reed:  OK.

Thomas Benson:  That was the gain on the - on the taxes.

Kathy Reed:  So the $1.85 to $1.95 number that you put in your press release, that reflects the charges, that reflects all charges, is that correct?

Thomas Benson:  The $1.85 to $1.95 that’s in our press release includes the tax gain and the impairment and the gain on the sale of land.  If you want to take those three items out, it’s approximately 16 cents.

Kathy Reed:  OK, so then we ...

Thomas Benson:  So ...

Kathy Reed:  ... get to the clean $1.70 to $1.80.

Male:  Right, so it’s $1.85 to $1.95, minus the 16 is approximately $1.70 to $1.80.

Kathy Reed:  OK, great.

Thomas Benson:  OK.

Kathy Reed:  Thanks.  And then also can you comment on the retail environment, what you’re seeing overall, it’s a challenging environment for the personal care space, but it doesn’t seem for your OXO business.  And I just wondered if you can talk about what’s really changed or worsened since your October call, and you know, what - I know you commented in your - in your prepared remarks and your press release that you think it’s going to be tough for the first half of the year, and is that both businesses, or particularly personal care?  If you can just give us some more information there.

Gerald Rubin:  Well in the - in the OXO division, they had increases geographically because of us taking over the sales in the U.K. and in - and in Japan.  In the personal care area, we have dropped a lot of SKUs that we thought were not profitable.  As Tom told you in his comments, without the Belson division, we actually increased our gross profit, which has been decreasing for many, many quarters by a half a percent, and that’s because we are cleaning up and getting rid of a lot of SKUs that just are not profitable for us, and that was partially had to do with some of the sales decrease.

You know, I would say that our business, you know, is competitive, but it’s also very steady, we have not lost any market share based on the last report that we got.  So we’re looking forward to a better year coming up because of a lot of the new products that we have.  As you all know, we do show at our major show, which is in March in Chicago, and those of you that can come by, I’d appreciate if you can come by, you can see all our new products, and talk us to us, and even get a feel for the business at that time.

Kathy Reed:  Was it meaningful the last business - or the switch by either - and if you can clarify that, one customer, or you’re seeing the trend on the professional side of appliances to private label, is that just an isolated incident, or is that going to - is that a trend that’s continuing?

Gerald Rubin:  No, that’s basically an isolated incident.  On the positive side, our international business, Latin America and Europe actually has increased, we didn’t break that out for you, but those were positives we have increases in those areas.  But to your question about the private label customer, no that’s one isolated incident customer.

Kathy Reed:  OK, and then just finally, can you comment a little bit on your - on your - on your thoughts on share repurchase, you have over 100 million of cash on your books, your stock is down already, and even though it’s early in ‘08, and was down in ‘07, if you could just talk about your priorities for cash, you know, maybe share repurchase versus acquisition, and just your thoughts with your stock down at this level.

Gerald Rubin:  OK, as I mentioned in my comments, we currently have in excess of $100 million in the bank.  We have also paid off $10 million of our long-term debt, so our long-term debt now, instead of 225 million is 215 million.  We are looking, you know, for acquisitions, and we believe that it - you know, if we accumulate this cash, which is important for an acquisition, which we believe there will be some during the year, we believe we’re better off to use that money for acquisitions.

But if we don’t have any acquisitions, any major acquisitions during the coming year, when we talk to you, you know, three quarters from now or four quarters from now, we’ll have the cash flow from this year, which will almost pay off our debt of the $215 million, because the company’s generating a lot of cash.  So if we don’t have an acquisition, we could almost be debt free 12 months from now, but the point that I want to point out to you is that we are looking for acquisitions, and that’s where we feel the best use of our money is.

Kathy Reed:  OK, thank you.

Operator:  We’ll take our next question from Gary Giblen with Goldsmith & Harris.

Gary Giblen:  Hi, good morning, Gerry and Tom.

Gerald Rubin:  Good morning, Gary.

Thomas Benson:  Good morning.

Gary Giblen:  Since there were a lot of factors that drove the soft results in personal care, can you kind of parse it out and tell us how much of that was company specific versus the environment, in other words the - you have competitive activity, which maybe just happen to exist against your brand, and then you have the retailer attitude toward reducing inventories, which is probably universal, but I mean if you sort out the total thing, I mean the total degree of softness, how much would you attribute to industry conditions versus ones particular to Helen of Troy’s brands?

Gerald Rubin:  Gary, I would say most of it is certainly contributed to the economic situation, not to our brands.  As I mentioned, our market share has not changed, the softness it that retail of customers coming through our major retailers, and of course many of them are public, and you - and you get the reports on what’s going on in the retail.  It has nothing to do with our brands or our marketing or our products, but I did tell you that we did - we did drop some non-profitable

SKUs, and that would - that affected the sales, but we believe that that was a benefit to us because we did increase the profit, the gross profit without those items.

Gary Giblen:  And the - is the competitive activity directed against your brands, is that continuing for the next six months, is that part of why you say you expect difficult ...

Gerald Rubin:  No, you know, it’s always competitive out there, I think it’s competitive; I was talking more the next six months of the softness in the economic retailer situation more than the competitive situation.  The competitive situation’s been here for 30 years, and it’ll continue, it’s just the softness in retail right now.

Gary Giblen:  OK, that’s very helpful.  And I mean are the retailers frightened enough where they’re actually, you know, reducing replenishment orders of even basic items, or is it just you know, reducing days on - well I guess it’s the same thing, but in other words is it - is it across the board, or is it more on the more discretionary products within your (PC) line, or ...

Gerald Rubin:  What’s going on now is that the major retailers want to carry less inventory than they did a year ago.  You know, how that affects movement, you know, will be decided later, but you know, they all want to have less weeks on hand than they’ve had in the past.  But as far as (planogram) space and the SKUs that we’re selling to retailers, it’s all the same, we haven’t - we haven’t lost any.

Gary Giblen:  OK.  Now I guess what I’m getting at is the desire to reduce inventory, or actions to reduce inventory on the part of the retailers, is it more in the - toward the discretionary end of your spectrum of products, let’s say a, you know, foot massager versus, you know, a inexpensive hair dryer, which would be, you know, less of a discretionary item, or those aren’t the best examples, but you see ...

Gerald Rubin:  No.  Actually we haven’t seen any, I think the less inventory that the retailers, you know, want to carry, if they - if they can cut it down, I think is due to the softness that they’re seeing, and it has nothing to do with the price points, because all our price points are popular price points, and it has nothing to do with that.  So I think it all has to do with store traffic.

Gary Giblen:  OK.  And then just last one for me, thanks, is in the press release it says you’re going to reevaluate personal care segments product line mix.  So does that mean possibly, you know, divesting entire brands, or is that just the SKU reduction within brands?

Gerald Rubin:  No, it has nothing to do with the brands, it has to do with what I mentioned about getting rid of low profit SKUs so that we can concentrate on the more profitable SKUs and increase our gross profit.

Gary Giblen:  OK, understood.  Thanks very much.

Gerald Rubin:  Thanks, Gary.

Operator:  We’ll take our next question from Doug Lane with Jefferies & Company.

Doug Lane:  Yes, hi, good morning everybody.

Gerald Rubin:  Good morning, Doug.

Doug Lane:  Can you talk a little bit about how some of the new initiatives, the newer product initiatives, the bigger ones have done?  I think Fusion Tools on the profession side, the Bed Head, which was the new license that you got last year, and then any new product activity at Belson, what was the response to the new products this year?

Gerald Rubin:  Well on the Fusion Tools, it was our first year out, and we are getting distribution, and we believe that there’s more distribution out there for us.  So, you know, so it was a good introduction for us for the year, although I - we haven’t actually shipped the whole year, but the customers who are buying it are happy with it.  You know, on the - on the Bed Head products, we do have good distribution, the price points are certainly higher, because they’re competing with professional products at retail, and I would say we did satisfactory, the sales are stable, and I think we have built a nice brand with the Bed Head that will go along with the Vidal Sassoon and with the Revlon and the Sunbeam Health o meter brands that we have.  So we’re happy that we have that brand.

I don’t believe it’s ever going to be as big as the Revlon and the - and the Vidal Sassoon brands, but it is a good steady brand, and it does fill the niche of professional products at retail under the Bed Head brand.

Doug Lane:  And any news on Belson, have you launched new products there yet?  Or something ((inaudible))?

Gerald Rubin:  Oh, I forgot to tell you about those.  Yes, oh there’s a lot of new products coming out, because oh we just took over in - I think in May, and they didn’t have very many new products, if any, in the pipeline, and so we have developed a whole new line of products, and we’re looking for a good year at Belson, increased sales, because we have a lot of new products coming out the - actually basically all new lines are coming out, and we just had our national sales meeting this past week here in El Paso with the Belson group, and they’re all excited, they saw the new products, and they think we’re going to have a good year this year.

Doug Lane:  Yes.  On that front, both on the, you know, the retail and professional side, mostly appliances I’m talking about, how does that work with your retailers?  When did decisions get made on the ‘09 or calendar ‘08 (planograms)?  Is that happening now?

Gerald Rubin:  It’s happening now, and some it does happen later, some are actually May, June decisions, and some are made now.  There is no consistency among all the major retailers.

Doug Lane:  And your early read on your shelf space going into next year versus this year.

Gerald Rubin:  It’s good, we’re happy.

Doug Lane:  OK.  What was the specific - as specific as you can get - competitive threat from - in your categories that you were talking about in your prepared comments?  I think you made the comment, Tom.  Competitive expansion into your categories, I think was your ...

Thomas Benson:  Oh, there is - you know, there is a - there are professional products that have always been in professional arena that are now being sold in retail stores, that’s where the competitive comes in.

Doug Lane:  I see, OK.  And I know OXO had a terrific quarter, can you give us some characterization of how OXO did just in the United States kind of a, you know, excluding the international expansion?

Gerald Rubin:  I don’t have that information, maybe Tom ...

Thomas Benson:  Yes, let me ...

Gerald Rubin:  ... if you can do it now or maybe in a few minutes.  But that’s been a great acquisition for us, as you all now, we’ve had increased sales, double digit increased sales and profit with that division year after year after year.  So I don’t think the public appreciates the OXO company that we currently own of what a good company and what a good brand and what good distribution they have.

Thomas Benson:  Doug, it was - it was up double digits in the U.S.

Doug Lane:  OK.

Thomas Benson:  For the nine months.

Doug Lane:  And for the quarter, was it still up?

Thomas Benson:  Yes, it was, but let me look in - for the quarter it was up double digits also.

Doug Lane:  Wow, so it continues strong.

Thomas Benson:  Yes, we did have - we had the introduction of our pop containers, which is a dry food storage container, so as was mentioned, we continue to bring out new products and geographic expansion.  So anytime you - I mean you launch new products, you get a initial fill-in orders that are very positive, and they don’t repeat the next year, but as we’ve done each year, we have plans to continue to expand the product line.

Doug Lane:  OK.  And on the cost front, you mentioned, you know, excluding Belson, your gross margins were up, which is encouraging after the first half of the year.  What’s the outlook for where you are today on fiscal ‘09, is this - can you sustain that?  I mean assuming that you can get the Belson cost situation, you know, righted, if you will.  X that, do we still look for gross margins to be up in ‘09, or how is the cost outlook from where you stand today?

Gerald Rubin:  Well, you know, it’s always a challenge, you know, although we haven’t received any major cost increases, you know, we believe that over the next 12 months we will be getting price increases, and if - and it’s - and it’s our job and challenge to increase our prices, and to innovate, to bring in new products, or we can absorb the price increase, and that’s, you know, what we’ve been telling you for - certainly for years and years is that you can make more money on new products than you can on existing products, because you can price it going in on what your costs are versus pricing it and then getting price increases.

But price increases is something, you know, we live with, and we to the best of our ability try to pass them onto the retailers.

Doug Lane:  OK so lastly, I know, you know, had a cautious tone about the retail environment in the first half of next year, understandably so.  But, you know, from your planning standpoint, I know you didn’t give guidance in ‘09, but with, you know, the margin situation improving and your new product activity, are you looking for growth in ‘09 over ‘08 even with the lousy environment?

Gerald Rubin:  You know, we did not come out with next year’s projection, we just wanted to finish this year because we only have nine months, and - but I can tell you internally we are looking for increased profit and sales for next year, yes.

Doug Lane:  OK.

Gerald Rubin:  We’re not looking for any decrease because of all the things that we have going, so you know, the number that we have just given you, you know, for our estimate for this year we are - we don’t have the number exactly to give you for next year, but we’re optimistic that when we do give you the number, it’s going to be higher than the - than this current year.

Doug Lane:  Thank you.

Operator:  Our next question comes from Mimi Noel with Sidoti & Company.

Mimi Noel:  Hi, it’s Mimi Noel.  Most of my questions have been answered, but I did want to ask about sales at retail.  Do you - as you see it, do you see retail merchandisers being preemptive in their inventory reductions, or are they responding to a lower rate of consumption either products - your products in particular, or just the categories?

Gerald Rubin:  Well you all would know more about that, I mean you do read the reports from all the retailers.  You know, and I think a lot of it is what the press puts out, I just saw this morning, you know, some brokerage firm says that, you know, a recession is coming, you know, so I guess that mentally, you know, affects the consumers, and I guess the retail stores to be a little bit more cautious.  What really will happen will be decided I guess during the next six months or year, you know, whether the country is in recession, whether people buy less, you know, there’s so many factors, the price of oil.

But the inventory and the sales are just basically based on take out from the - from the retail stores, if they have more traffic, they’re going to sell more product, it - I don’t believe that our business is changing because of competitive situations, it’s more because of what’s happening in retail.  If more retail - the more consumers will go to the stores, we will sell more product and I’m sure they will also, and I think that’s what they’re all looking forward to.

Mimi Noel:  OK.  And just one more question and a follow-up regarding your commentary on share repurchases versus acquisitions.  Can you provide a little commentary on the acquisition landscape?

Gerald Rubin:  Well we’re looking, we think there are acquisitions out there that - and we believe that are currently being looked at, and we believe that there’ll be more in the coming years.  So we think that, you know, cash will be king, and we’re accumulating our money, and as I mentioned, if we don’t have an acquisition the next year, we’ll probably have enough money just to pay off all the debt and be a debt free company after that.  But we are aggressively looking for acquisitions, and if you all know of any, those of you that are listening and - on this conference call, we’re more than happy to talk to you about acquisitions.

Mimi Noel:  OK.  A final question, I don’t know if it was Tom or you, Gerry, that mentioned, but reference to OXO as taking over the U.K. and Japan, or you taking over the OXO business in the U.K. and Japan.  I’m not really - that’s a little confusing to me, what does that mean?

Gerald Rubin:  Yes, well we have distributors in both of those ...

Mimi Noel:  OK.

Gerald Rubin e:  ... countries, and so we have mentioned this prior, we did take over the distribution, we run it through our own sales organizations now.

Mimi Noel:  OK and when does that anniversary?

Thomas Benson:  That’ll anniversary at the beginning of next year.

Mimi Noel:  Fiscal ‘09.  OK, all right, thank you for your help.

Thomas Benson:  Thank you, Mimi.

Operator:  We’ll take our next question from John Harloe with Barrow Hanley.

John Harloe:  Let me see if I understand this right.  Did you buy this U.K. and Japanese distributor during this quarter?

Thomas Benson:  No, we did not buy them during this quarter; we converted it over early in the beginning of this year.  So this has been going on all year - all fiscal year.

John Harloe:  So what would be the pick up in sales year over year from that merge in your U.K. and Japanese distribution into yours?

Thomas Benson:  We actually don’t split it out, but as I had ....

John Harloe:  Just rough cut.

Thomas Benson:  ... as I had mentioned earlier, the U.S. is up double digits, and so at least probably 75 percent of the gain is coming in the U.S., and the rest would be coming from the U.K. and Japan.

John Harloe:  Would you have a rough cut estimate of what the sales loss would be of the SKUs that you discontinued?

Thomas Benson:  Let me just think if we ...

Thomas Benson:  Without Belson, we’d be down 20 million.

Gerald Rubin:  Yes, they’re - it was ...

John Harloe:  So you’re saying that you voluntarily killed SKUs that reduced your sales about 20 million this quarter?

Gerald Rubin:  Yes, but we didn’t - the answer is yes, but it’s made up by the other products also, because our sales were only down three million.

John Harloe:  Well if you exclude Belson’s acquisition, it’s down more than that I think.

Gerald Rubin:  I don’t have those numbers, you know, I think Tom - if you wanted to call and get - maybe Tom will get you all of the breakdown.

Thomas Benson:  No, I think you can - you can figure out, we have given the personal care sales and we have told you what component of that is Belson, and also in our Q we do core and non-core information.

John Harloe:  OK, is the Q out, or is that this ...

Thomas Benson:  It’ll be going out later today.

John Harloe:  Thanks a lot.

Operator:  We’ll take our next question from Steven Friedman with Wachovia Securities.

Steven Friedman:  Good morning, Gerry and Tom and Bob.

Male:  Morning, Steve.

Steven Friedman:  Nice quarter in view of the environment.  I think in your last call - and most of my questions have been answered also, but in your last conference call, the quarter had ended you had given a little bit of a guide on how the sales were going for the quarter we’re in right now.  Like December and part of January, how did you see those come in in the environment we’re in?

Gerald Rubin:  You know, we’re certainly just at the first week in January, but you know, it looks like somewhat - you know, we’re - we still have another, you know, almost two months to go, but it’ll be somewhat like the fourth quarter of last year.

Steven Friedman:  All right.  Going forward, OXO I presume has performed every bit as well, if not better than you had hoped, is that along with Bed Head complimenting your Revlon, Vidal Sassoon lines, would you consider that the main thrust of your areas of growth going forward, both for margins bottom line and growth?

Gerald Rubin:  Well I think it’s all our brands, certainly OXO is in the - in the Housewares area, in the Personal Care, the brands that we do have, the Bed Head, the Revlon, the Vidal, Health o meter, Dr. Scholl’s are, you know, are doing well worldwide.  As I mentioned, we did have increased sales in South America and in Europe, but I think they’re all growth drivers for us actually.

Steven Friedman:  Has the Bed Head line met your expectations?

Gerald Rubin:  You know, I mentioned that it was satisfactory, it didn’t do exceptional, but it did what we thought it would do, it’s satisfactory, and it’s actually - I can’t give you all the numbers, but it’s a good base, we have good distribution, and we’re growing on that base, we’re adding new products for next year.  So we wouldn’t be adding new products in the Bed Head line if it wasn’t satisfactory, there are a lot of new products coming out for next year.

Steven Friedman:  All right, then one final question, and you have touched on this partially, but maybe I could go back to it.  With the book value at 18.33 approximately, which is about 80 percent of the - or market value is about 80 percent of the book right now, and your PE trading at, depending on which estimates we want to use, the trading or forward estimates, maybe at 10-year lows in the price earning multiple of seven or eight times earnings.  Do you really feel that going forward that you could find an acquisition more attractive than Helen of Troy stock?

Gerald Rubin:  You know, as I mentioned in my comments, you know, we’re going to give it a good shot, we’re going to - we’re going to sure try this year to get that what I call the big acquisition, if we don’t, we’ll just have a couple hundred million dollars cash in the bank, and then management and the board can decide what direction they want to take.  I don’t think people give us the benefit of, you know, the way the company is run, you know, you know, I’ve seen some of the press releases that came out, and they’re kind of negative.

But if you just analyze the business, you know, we made 81 cents for the quarter versus 70 cents, we made $1.44 versus $1.25 for the nine months, and I think people should look at that, and then look at our terrific cash flow, because in order for us to grow the business, we don’t have to build anymore warehouses or retail stores, so we do have a - have a - have a - have a good cash flow, and we have a, you know, in all the things that we do, and you know, our interest expense certainly will drop next year because we’ll have more cash that’ll be getting us interest if we don’t buy anything.  So we’re very optimistic that next year is going to be a good year for us.  And if we get that acquisition, it’ll even be better.

Steven Friedman:  Along with that, you wouldn’t have the same digestion situation as you had with new warehouses and so forth, would a sizable acquisition be easily digested I would presume with ...

Gerald Rubin:  Well, you know, I mean I don’t have the acquisition to tell you what it’s all about, but certainly a big acquisition would have its own management and warehousing and distribution and marketing, it’s, you know, let’s see what comes along.  No there wouldn’t be any of the - what - the things that we’ve done because we merged all our warehouses together, you know, when we - when we bought the OXO company.  But let’s see what happens, Steve, you know.

Steven Friedman:  All right, thank you very much.

Gerald Rubin:  Sure.

Operator:  Our next question comes from Scott Greeder with Scopia Capital.

Scott Greeder:  Hey guys.  Just had a quick question on the fourth quarter guidance.  In your numbers, how much of an effect are you baking in for the foreign currency charge you’re going to take in the fourth quarter?

Thomas Benson:  We’re basing in a negative effect of closing our hedges out of about a million and a half dollars.

Scott Greeder:  OK.  So without that, I think that’s what, an additional five cents, your guidance is really is you’re guiding to 30 to 40 cents for the fourth quarter X that item?

Thomas Benson:  Our guidance for the fourth quarter included in that item is 25 to 35 cents now, so a million and a half would be about another five cents.

Scott Greeder:  OK.  Thanks, that’s all I had.

Operator:  We have a follow-up question from Kathy Reed.

Kathy Reed:  Hello, thanks.  Just quickly, can you tell us if Belson, because 10 and a half million in sales, that seems like a real strong number for me, if you’re still on track for 20 to 30 million for the full - for the 10 months, or is Belson do you think doing a little bit better than you thought?

Gerald Rubin:  Yes, I think we surpassed the numbers that we did put out, I - you did see the quarterly sales, and you can multiply that by four, and that’s probably what, you know, what we’re looking at for next year - fiscal year.

Gerald Rubin:  Since May, we’ve had $20 million of sales in Belson already, so we have three months left for the rest of the year, and so we’re expecting it to be closer to 30 million for the - for this portion of the year we owned it, which would only have been 10 months.

Gerald Rubin:  Ten months.  And then our original guidance was 20 to 30 million.

Kathy Reed:  Right, OK great.  And then lastly, any guidance you can help us with on the tax rate for full year or next year?  You know, the eight percent, is that something we should use or 10?  I know...

Thomas Benson:  I think what we’ve said is the - 10 to 12 is a good rate to use on a ongoing longer-term basis, and when you review the Q, we’ve done reconciliations for the quarter and for the nine months, and it’ll show that the nine months are just over 10 percent.  Without some of these what I would call the items we don’t expect to occur every year.

Kathy Reed:  OK.  And that - what you just said, that excludes the one-time items?

Thomas Benson:  I’m sorry?

Kathy Reed:  I’m - the 10 to 12 excludes the one-time items?

Thomas Benson:  The 10 to 12 exclude the one-time items, yes.

Kathy Reed:  And then just lastly, your last quarter call you mentioned there was some IRS tax outstanding issues, and I just wondered if you had any update on any of those.

Thomas Benson:  We still have some years under audit with the IRS, and there’s been no meaningful changes during the quarter.

Kathy Reed:  OK.  Thank you.

Thomas Benson:  Thank you.

Operator:  And we’ll take a follow-up question from Gary Giblen.

Gary Giblen:  Yes, hi, on the acquisition front, do you have any preference for Housewares versus Personal care, or is it all equal - of equal interest?

Gerald Rubin:  Actually it’s of equal interest, Housewares, Personal Care, that whole category that - what we consider Housewares.

Gary Giblen:  OK, great.  And then I had just one inventory question.  You know, your inventory looked good in the sense of being in line with sales.  But on the other hand, you have now anniversaried the duplicate inventory from last year due to the distribution center situation.  So I mean are you happy with where inventory is now?

Gerald Rubin:  You know, as we mentioned, you know, we - our inventory is now 2.4 turns a year versus two turns a year, and so yes, we are happy that it’s gone to 2.4 turns a year.  And that includes all the Belson acquisition also in those turns.

Gary Giblen:  OK, I mean does the - do the - does the retailer actions to reduce inventory basically add inventory on your end, or are you able to adjust for that?

Gerald Rubin:  No, I think 2.4 turns is, you know, is sufficient for us to take care of the retailers.

Gary Giblen:  OK, good.  Thanks, Gerry.

Gerald Rubin:  OK, thanks, Gary.

Operator:  At this time, there are no further questions.  I will turn the conference back to Gerald Rubin to conclude.

Gerald Rubin:  Well, thank you all for participating in our third quarter conference call.  And I look forward to talking to you with the year end results.  Thank you again.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 888-203-1112 with replay pass code 1624504.

This concludes our conference call for today, thank you for participating, and have a nice day.  All parties may disconnect.

END